Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Newport Beach, CA – June 8, 2021 – American Vanguard Corp. (NYSE:AVD) announced voting results arising from the Annual Meeting of Stockholders held on June 2, 2021. In summary, all measures on the ballot passed. Thus, the following nominees - Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Emer Gunter, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar - were re-elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified; the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2021 was ratified; and the executive compensation policies and practices as set forth in the 2021 proxy were approved.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com